Exhibit 10.32

                          Exclusive Licensing Agreement
                          -----------------------------


     Whereas Longport, Inc. is the owner of the patent rights to a new medical technology which Longport calls the "soft tissue diagnostic scanner," developed in part by Dr. Mary Dyson; and

     Whereas Longport, Inc. expects the full marketing of this product to be initiated in the United States sometime during 1998, and requires a national marketing presence to market the technology to hospitals, clinics, physician groups and other potential professional medical users; and


     Whereas National Health and Safety Corporation currently has under contract more than 280,000 physicians and surgeons, 3,300 hospitals and in-patient treatment facilities, and thousands of other potential users of the technology, and also has a national network of more than 400 brokers who can, when trained, represent the technology to potential professional markets nationwide; and


     Whereas R. D. Bowers Associates can provide national sales capabilities to Longport Inc. through both its relationship with National Health and Safety Corporation and numerous other contacts outside of National Health & Safety.

Therefore, R. D. Bowers Associates, National Health and Safety Corporation, and Longport, Inc. agree as follows:

1. Longport agrees to license to R. D. Bowers Associates the exclusive marketing rights for all of North America to market to and through its network of contacts (at its option, including but not limited to National Health and Safety Corporation) the entire line of medical products manufactured and/or marketed by Longport, Inc. Longport also agrees to license to R.D. Bowers and Associates the non-exclusive rights to market the Longport product to Pacific rim countries, although the marketing efforts may need to be coordinated with other marketing agents. These exclusive marketing rights shall not in any way preclude Longport from directly marketing its technology to any customer base in or outside the United States.

2. R. D. Bowers Associates agrees to pay Longport according to the following payment schedule in return for the ongoing exclusive rights as described above:


     a. $10,000 on January 15, 1998.

     b. An additional $20,000 by February 1, 1998.

     C. Quarterly payments of $30,000 on the following dates:

        April 1, 1998
        July 1, 1998
        October 1, 1998

     d. A total of $60,000 each fiscal quarter commencing in 1999.

3. The term of this exclusive licensing agreement shall be for two years, with and automatic annual renewal of one year at $30,000/month unless either party shall notify the other party in writing at least 60 days prior to the completion of this agreement on December 31, 1999.

4. R. D. Bowers Associates agrees to use its best efforts to market Longport technology and products both in the North American and the international marketplace and to coordinate its marketing efforts closely with the business plans of Longport, Inc.

5. National Health and Safety Corporation agrees to cooperate with R. D. Bowers, Associates and to provide its best efforts to market Longport technology and products to North American and International markets, and to coordinate its marketing activities with R.D. Bowers Associates and Longport, Inc.

6. RDBA and Longport agree to work in good faith with each other to develop and execute a business and marketing plan during the next 3 months, achieving the following overall goals within the next 12 months:

     a. To identify and secure ongoing financial investment necessary to manufacture Longport equipment and other products including the scanner. The financing will also enable Longport/RDBA to secure a reasonable full-time staff, headed by Dr. Mary Dyson and to complete the approval process from the FDA.

     b. To prepare a marketing plan which will act as a blueprint for the national marketing and promotion of the Longport technology.

     c. To commence presentation and demonstrations of the Longport technology to prospective hospitals, clinics and other sites, generating revenues for both companies.

     d. To design and print marketing materials effective in the sales and marketing of the Longport technology.

     e. To  recruit  and train a  national  network  of  brokers  to market  the
     Longport   technology  within  carefully  defined  and  quality  controlled guidelines.

     f. To apply for and make significant measurable progress toward obtaining the full approval of the FDA for the commercial marketing of the scanner technology within the United States.

7. RDBA shall function as a joint venture between RDBA and Longport in the marketing of the Longport technology. All marketing costs will be paid by RDBA all costs of equipment manufacturing, training and customer service will be paid by Longport, and all net operating profits will be equally shared between RDBA and Longport.

Agreed to on the 9th day of December, 1997.

For R.D. Bowers Associates

/s/  R. R. Bowers                   Pres
------------------------------      ----

For Longport, Inc.

/s/  James R. McGonigle             Pres
------------------------------      ----

For National Health and Safety Corporation

/s/  Roger H. Fotts                 V.P.
-----------------------------       ----

                                OPTION AGREEMENT

Longport, Inc. agrees to provide to R.D. Bowers Associates an option to expand the exclusive marketing license dated December 9, 1997 to include all products and applications of the ultra-sound "scanner" technology, including but not limited to early cancer detection applications as announced by Longport, Inc. on November 18, 1997 press release.

Under this otion, R.d. Bowers Associates would increase its quarterly payments from $30,000 to $150,000 per quarter. Longport, Inc. agrees to pay for all costs of manufacturing, FDA approvals and all other necessary government compliance and approvals, technical upgrades to the technology and Longport, Inc. overhead costs.

This option will terminate at the close of business on December 18, 1997 unless activated by that time by R.D. Bowers Associates.



/s/  R.D. Bowers                       12/9/97
-----------------------------          -------
r. D. Bowers Associates                date


/s/  James R. McGonigle                12/9/97
-----------------------------          -------
Longport, Inc.                         date